Exhibit 2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 10th day of May, 2016, by and among Acorn Composite Corporation, a corporation formed under the laws of Nevada ("Acorn"), The Grand Crossing Trust, an Illinois trust ("Grand Crossing"), The Felicitas Trust, an Illinois trust (“Felicitas”), and The Robert W. Roche 2009 Declaration of Trust, an Illinois trust ("RRDT" and, collectively with Acorn, Grand Crossing and Felicitas, the “Sellers”), and Ritsuko Hattori-Roche, an individual (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Sellers are collectively the owners of (i) 176,184 American Depositary Shares (the "ADS"), representing 3,523,680 ordinary shares, par value $0.01 per share (the "Ordinary Shares"), of Acorn International Inc., a Cayman Islands corporation (the "Company"), and (ii) 13,899,267 Ordinary Shares, all as set forth on Schedule A; and

WHEREAS, ADSs and Ordinary Shares are called collectively the "Securities"; and

WHEREAS, each Seller desires to sell and deliver to the Purchaser, and the Purchaser desires to purchase from each Seller, all of such Sellers' right, title and interest in and to the Securities set forth next to such Seller's name on Schedule A, for a purchase price equal to the fair market value of the Securities for U.S. federal income estate and gift tax purposes ("Fair Market Value"), pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Sellers do not desire to make a gift in any amount to the Purchaser, and the Purchaser does not intend to receive a gift in any amount from the Sellers; and

WHEREAS, the Parties engaged an independent professional valuation firm, CBIZ Valuation Group, LLC (the “Appraiser”), who will provide a valuation assessment as to the Fair Market Value of the Securities;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Incorporation of Preambles; Definitions. The foregoing preambles are incorporated herein as part of the terms and conditions of this Agreement. Capitalized terms used herein shall have the meanings set forth in Section 22 or elsewhere herein.

2. Sale of Securities to Purchaser. Subject to the terms and conditions of this Agreement, and in reliance upon the covenants, agreements, representations and warranties of the Parties set forth herein, each Seller, severally and not jointly, hereby agrees to sell and deliver to the Purchaser, and the Purchaser agrees to purchase from such Seller, at the Closing, all of such Seller's right, title and interest in and to the Securities set forth next to such Seller's name on Schedule A at the purchase price set forth in Section 3. The Securities to be sold and delivered by a Seller are called such Seller's "Tendered Securities."

3. Purchase Price. The purchase price of each (i) Ordinary Share to be sold and purchased hereunder shall be the Fair Market Value of an Ordinary Share as of the date of this Agreement (the "Valuation Date") as determined by the Appraiser and (ii) ADS to be sold and purchased hereunder shall be the Fair Market Value of an ADS as of the Valuation Date as determined by the Appraiser.

4. Transfer of Securities and Tender of Purchase Price. At the Closing:

(a) Each Seller shall deliver to the Purchaser stock certificates evidencing such Seller's Tendered Securities, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of Transfer duly executed in blank or shall deliver to the Purchaser such Seller's Tendered Securities by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Purchaser’s name and address as set forth on the signature page hereto, or as agreed by such Seller and the Purchaser.

(b) The Purchaser shall deliver to each Seller, the Purchase Price for such Seller's Tendered Securities, by wire transfer of immediately available funds to an account designated in writing by each Seller to the Purchaser no later than two (2) business days before the Closing.

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5. Representations and Warranties of the Sellers. Each Seller hereby represents and warrants, severally and not jointly, to the Purchaser that, as of the date hereof and as of the Closing:

(a) Each Seller is the beneficial and record owner, free and clear of all Encumbrances, of such Seller's Tendered Securities set forth next to its name on Schedule A, and, upon delivery thereof to the Purchaser pursuant to the terms of this Agreement, the Purchaser will acquire good and marketable title to such Seller's Tendered Securities free and clear of any liens or other Encumbrances. There are no outstanding options, warrants, or other rights or commitments to purchase or otherwise acquire such Seller's Tendered Securities, other than pursuant to this Agreement.

(b) Each Seller has full power and authority to execute and deliver this Agreement and to perform all of such Seller's obligations contained herein and to execute, deliver and perform all of such Seller's obligations contained in all other instruments or agreements required hereby or incident or collateral hereto. Each Seller has duly executed and delivered this Agreement. This Agreement is the legal, valid and binding obligation of each Seller enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

(c) The representations and warranties contained in this Section 5 shall survive the Closing.

6. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Sellers that, as of the date hereof and as of the Closing:

(a) The Purchaser has full power and authority to execute and deliver this Agreement and to perform all of the Purchaser's obligations contained herein and to execute, deliver and perform all of the Purchaser's obligations contained in all other instruments or agreements required hereby or incident or collateral hereto. The Purchaser has duly executed and delivered this Agreement. This Agreement is the legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

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(b) The Purchaser is purchasing Securities hereunder for investment purposes only and not with any view towards a distribution or resale thereof.

(c) The representations and warranties contained in this Section 6 shall survive the Closing.

7. Pre-Closing Covenants. Prior to the Closing each Party agrees, severally and not jointly, as follows:

(a) Each Seller agrees to hold its Tendered Securities free and clear of all Encumbrances.

(b) Each of the Parties shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

(c) Each Seller will not, and will not permit any of its Affiliates or Associates to, Transfer or to enter into any Contract to Transfer, directly or indirectly, any voting rights or powers with respect to such Seller's Transferred Securities, whether pursuant to any sale, derivative, swap, understanding, arrangement, transaction or otherwise.

(d) Without the prior written approval of the Purchaser, each Seller it will not, and will not permit any of its Affiliates or Associates or any Group of which it is a member to, directly or indirectly: (i) take any action to change the composition of the Board of Directors of the Company (the "Board"); (ii) initiate, make, participate in or submit any offer or proposal, or make any announcement with respect to, any Extraordinary Transaction with or without conditions involving the Company, any of its Subsidiaries or any of the Securities or the Company's assets; (iii) seek to take any action relating to, form, join, assist, encourage or participate in any way in a Group in connection with, or directly or indirectly support, assist, participate in, or encourage any other Person to take any action relating to any of the foregoing; (iv) enter into or engage in any discussions, negotiations, understandings, arrangements or Contracts with any other Person regarding any of the foregoing; and (v) take or seek to take any action that would require the Company under applicable Laws, due to fiduciary duties, or otherwise to make any public announcement relating to any of the foregoing or any such Extraordinary Transaction.

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8. Closing Conditions.

(a) The obligations of the Purchaser to consummate the transactions contemplated hereby are, unless waived by the Purchaser, subject to the fulfillment, at or before the Closing, of each of the following conditions:

i. No Law and no Order shall be in effect which prohibits, restricts or enjoins, and no Proceeding shall be pending which seeks to prohibit, restrict, enjoin or seek material damages with respect to, the consummation of the transactions contemplated by this Agreement.

ii. Any necessary filings, notice, approvals, consents and clearances with or from third parties (including the SEC and all other Governmental Authorities) shall have been made or received.

iii. The representations and warranties of the Sellers set forth herein shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties has been made on and as of the Closing.

iv. The Sellers shall have performed and complied in all material respects with all covenants and agreements set forth in this Agreement required to be performed or complied with by the Sellers prior to or concurrently with the Closing.

v. The Purchaser shall have received all documents required to be delivered to it at or before the Closing pursuant to this Agreement duly executed by all necessary Persons (other than the Purchaser).

vi. No development, event or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect shall have occurred after the date hereof.

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(b) The obligations of each Seller to consummate the transactions contemplated hereby are, unless waived by such Seller, subject to the fulfillment, at or before the Closing, of each of the following conditions:

i. No Law and no Order shall be in effect which prohibits, restricts or enjoins, and no Processing shall be pending which seeks to prohibit, restrict, enjoin, or seeks material damages with respect to, the consummation of the transactions contemplated by this Agreement.

ii. Any necessary filings, notices, approvals, consents and clearances with or from third parties (including the SEC and all other Governmental Authorities) shall have been made or received.

iii. The representations and warranties of the Purchaser set forth herein shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

iv. The Purchaser shall have performed and complied in all material respects with all covenants and agreements set forth in this Agreement required to be performed or complied with by the Purchaser prior to or concurrently with the Closing.

v. The Purchaser shall have delivered all documents required to be delivered by them at or before the Closing pursuant to this Agreement duly executed by all necessary Persons (other than such Seller).

9. Indemnification. Subject to Section 24, each Party (in such capacity, the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Parties (in such capacity, each, an “Indemnified Party”) from and against any and all Liabilities and Losses incurred by the Indemnified Party relating to or arising out of the Indemnifying Party’s breach of this Agreement. The Parties’ obligations set forth in this Section 9 shall survive the Closing.

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10. Closing.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at 10:00 A.M., New York time, on June 30, 2016 or such other time and date as shall be agreed by the Parties.

(b) Prior to or at the Closing, each Party shall deliver, or cause to be delivered, to the other Parties, duly executed receipts, certificates, instruments and documents (including as to evidence of the satisfaction of conditions to Closing), in form and substance reasonably acceptable to other Parties, as the other Parties may reasonably request.

(c) The Purchaser shall be responsible for all transactional taxes with respect to the transactions contemplated herein.

11. Notice.

(a) All notices, demands and other communications required or permitted to be given pursuant to this Agreement shall be given in writing, shall be transmitted by personal delivery, by an nationally recognized courier service, by registered or certified mail, return receipt requested, postage prepaid, or by email (with confirmation of transmission) and shall be addressed as follows:

When any Seller is the intended recipient:

Acorn Composite Corporation

5605 Riggins Court Second Floor

Reno, NV 89502

Attention: Robert W. Roche, Sr.

Email: robertwroche@gmail.com

The Robert W. Roche 2009 Declaration of Trust

11225 Gammila Drive

Las Vegas, NV 89141

Attention: Robert W. Roche, Sr.

Email: robertwroche@gmail.com

The Felicitas Trust

10536 S. Lorel

Oak Lawn, IL 60453

Attention: Edward J. Roche, Jr.

Email: eroche@law.du.edu

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The Grand Crossing Trust

10536 S. Lorel

Oak Lawn, IL 60453

Attention: Edward J. Roche, Jr.

Email: eroche@law.du.edu

With a copy (which shall not constitute notice) to:

OAR Management, Inc.

9911 S. 78th Avenue

Hickory Hills, IL 60457

Attention: Theresa M. Roche

Email: theresa@oaroffice.com

When the Purchaser is the intended recipient:

Ritsuko Hattori-Roche

Room 3102

Chateau Pinnacle

Block 3, Lane 211 Xing Fu Road

Shanghai, China

With a copy (which shall not constitute notice) to:

Jean M. Roche & Associates

10735 South Cicero, Suite 205

Oak Lawn, IL 60452

Attention: Jean M. Roche

Email: jroche@ameritech.net

A Party may designate a new address to which notices, demands or other communication required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other Parties. Each such notice, demand transmitted in the manner described in this Section 11 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been: (a) delivered to the intended recipient as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by personal delivery), the receipt of the courier service (if transmitted by courier service), or the answer back or call back (if transmitted by facsimile); or (b) presented for delivery to the intended recipient as so indicated during normal business hours, if such delivery shall have been refused for any reason. In addition, each such notice, demand or communication shall also be transmitted to the intended recipient by email, but neither transmission nor receipt by email shall constitute effective notice, demand or other communication and no Party shall have any Liability for any failure or error in connection with any such email transmission.

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12. Draftsman; Headings. All Parties have participated substantially in the negotiation and drafting of this Agreement and no ambiguity herein shall be construed against the draftsman. The headings set forth herein have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

13. Governing Law; Jurisdiction. This Agreement shall be interpreted, construed and governed by and under the laws of the State of New York, without regard to its conflict of laws principles.

14. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, THE SUBJECT MATTER HEREOF OR THE BREACH OR THREATENED BREACH HEREOF. EACH PARTY CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM OR PROCEEDING, SEEK TO ENFORCE THIS WAIVER.

15. Amendments; Waivers.

(a) No addition to, and no renewal, extension, modification or amendment of, this Agreement shall be binding upon any Party unless such addition, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, renews, extends or modifies this Agreement and which is executed and delivered by the affected Sellers on the one hand and the Purchaser, on the other hand.

(b) No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument which is executed and delivered by such Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by applicable laws.

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16. Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits and burdens provided by, this Agreement or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent so expressed and the benefits and burdens so intended. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation nor severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

17. Expenses. Each Party shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby. In any Proceeding brought to enforce the rights and obligations set forth in this Agreement, the prevailing Party shall be awarded attorneys’ fees and costs incurred by it in such Proceeding.

18. Counterparts.

(a) This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the Parties. This Agreement shall become effective when one or more counterparts have been executed and delivered by each of the Parties.

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(b) Delivery of a counterpart of this Agreement or of any consent, waiver, addition, extension, modification or amendment under, to or of this Agreement by facsimile or PDF shall be as effective as delivery of an original.

19. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and cancels and supersedes any and all previous or contemporaneous agreements, representations, warranties and understandings (whether oral or written), by, between or among the Parties with respect to the subject matter hereof. This Agreement is not intended to confer any rights or remedies upon any Person other than the Parties. No Person shall be, or be deemed to be, a third party beneficiary of, or otherwise have any rights or remedies under, this Agreement.

20. Binding Effect; Assignment. This Agreement shall bind the Parties and their respective successors and assigns and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall assign this Agreement or any of its rights under this Agreement, or delegate any of its duties under this Agreement, by operation of Law or otherwise, in whole or in part, without the prior written consent of the other Parties. Any purported assignment or delegation in violation of this Agreement shall be void. No assignment or delegation shall relieve the assignor or delegator of its obligations hereunder.

21. Consent to Jurisdiction. Any and all Proceeding arising out of this Agreement, any of the transactions contemplated hereby, the subject matter hereof or the breach or threatened breach hereof shall be commenced and prosecuted only and exclusively in a court (Federal or state) in the State of New York. Each Party consents and submits to the exclusive personal jurisdiction of any such court in respect of any such Proceeding. Each Party consents to service of process upon it with respect to any such Proceeding by registered mail, return receipt requested, and by any other means permitted by applicable Laws. Each Party waives any objection that it may now or hereafter have to the laying of venue of any such Proceeding in any such court and any Claim that it may now or hereafter have that any such Proceeding in any such court has been brought in an inconvenient forum. Each Party agrees that it will not, and will not permit its Affiliates to, attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or to commence or prosecute any Claim or Proceeding in any court other than a court (Federal or state) in the State of New York. Any judgment from any such court may, however, be enforced by any Party in any court of competent jurisdiction.

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22. Defined Terms. As used herein, the following terms shall have the following meanings:

"Acorn" has the meaning set forth in the title.

"ADS" has the meaning set forth in the preambles.

“Affiliate” includes, with respect to any Person, any other Person which (i) controls, is controlled by or is under common control with, directly or indirectly, such Person, and, if such Person is a natural person, includes any member of such Person’s family and any of such Person’s direct or indirect Related Parties, or, if such Person is an entity, includes any trustee, member, general partner, manager, director or executive officer of, or any Person performing similar functions for, such Person or (ii) is an “affiliate” within the meaning of the Exchange Act. For purposes of this definition, “control” of a Person includes the possession, directly or indirectly, of the right or power to direct or cause the direction of the actions, management or policies of such Person, whether through ownership of voting securities, through rights under Contracts or applicable Laws, or otherwise. Notwithstanding the foregoing, no Party shall be deemed to be an Affiliate of any other Party for the purposes of this Agreement.

“Agreement” has the meaning set forth in the title.

“Appraiser” has the meaning set forth in the preambles.

“Associate” has the same meaning as under the Exchange Act.

A Person shall be deemed the “Beneficial Owner” of (i) any securities which such Person or is deemed to “beneficially” own, directly or indirectly, within the meaning of either Rule 13d-3 under the Exchange Act or under the By-Laws and (ii) any securities which such Person has the right or obligation to acquire, directly or indirectly (regardless of whether such right is revocable, or conditional, or exercisable immediately or only after the occurrence of a default or triggering event, or exercisable on after the passage of time (whether 60 days or more or less than 60 days) or the giving of notice, or both, or otherwise), pursuant to any Contract, arrangement or understanding, whether or not in writing, and whether or not upon the exercise of conversion rights, exchange rights, purchase rights, warrants, options or otherwise (other than customary agreements with and among underwriters and selling group members with respect to a bona fide public offering of securities and customary agreements with or among initial purchasers with respect to a bona fide institutional private offering of securities).

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"Board" has the meaning set forth in Section 7(d).

“Business Combination” means a reorganization, restructuring, recapitalization, reincorporation, merger, consolidation, share exchange or similar transaction of any kind, however effected or howsoever called (whether in one transaction or a series of related transactions).

“Claim” means a claim, cause of action, right or interest of any kind that entitles or may entitle a Person to commence a Proceeding by or before any Governmental Authority or Judicial Authority or a complaint, allegation, charge, petition, appeal, demand, notice or filing of any kind that commences, alleges a basis to commence or threatens to commence any proceeding by or before any Governmental Authority or Judicial Authority or that asserts, alleges a basis to assert or threatens to assert any right, breach, default, violation, noncompliance, termination, cancellation or other action or omission that could result in a Liability or Loss.

"Closing" has the meaning set forth in Section 10.

“Company” has the meaning set forth in the preambles.

“Contract” means a written or oral contract, agreement, confirmation, undertaking, note, bond, pledge, mortgage, indenture, deed of trust, lease, sublease, license, sublicense, purchase or sale order, quotation or other commitment, obligation or instrument of any kind that is or is intended to be (or, upon acceptance by the other intended party or parties thereto, would be or be intended to be) legally binding or enforceable under applicable Law.

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"DTC" has the meaning set forth in Section 4.

"Encumbrance" means any charge, Claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, Transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Extraordinary Transaction” means, with respect to any Person, (a) any direct or indirect acquisition, by purchase, repurchase, buyback, tender offer, self-tender offer, exchange offer, share exchange or otherwise, of (i) any equity or voting securities or direct or indirect rights (including options, warrants, rights and convertible, exercisable or exchangeable securities) to acquire any equity or voting securities of such Person or any successor to or controlling Affiliate of such Person, or any Beneficial Ownership in any of the foregoing, (ii) any material assets of such Person or any such successor or controlling Affiliate or (iii) any debt securities of, or loans or other credit extensions to, such Person or any such successor or controlling Affiliate, or any beneficial ownership interest (as a participant or otherwise) in any of the foregoing, (b) any Business Combination or Change of Control involving such Person or any such successor or controlling Affiliate or (c) any sale, lease, exchange or other Transfer (whether in one transaction or a series of related transactions) of any material portion of the assets of such Person, any such successor or controlling Affiliate or any Subsidiary of such Person or any such successor or controlling Affiliate.

"Fair Market Value" has the meaning set forth in the preambles.

"Felicitas" has the meaning set forth in the title.

“Governmental Authority” means any domestic (including federal, state or local) or foreign government, any political subdivision, territory or possession thereof, or any administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, legislative, board, bureau, commission, body, agency, authority or instrumentality of any such government, political subdivision, territory or possession.

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"Grand Crossing" has the meaning set forth in the title.

“Group” includes a “group” within the meaning of Rule 13d-3 under the Exchange Act.

"Indemnified Party" has the meaning set forth in Section 9.

"Indemnifying Party" has the meaning set forth in Section 9.

“Judicial Authority” means a court, arbitrator, special master, receiver, tribunal, administrative law judge or similar body or Person of any kind.

“Law” means a treaty, code, statute, law (including common law of any Judicial Authority), rule, binding administrative policy or guidance, regulation or ordinance of any kind of any Governmental Authority.

“Liability” means a liability, duty, responsibility, obligation, assessment, cost, expense, expenditure, charge, fee, penalty, fine, contribution, premium or obligation of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Loss” means a shortage, damage, diminution in value, deficiency or loss of any kind, whether known or unknown, absolute or contingent, accrued or unaccrued, or liquidated or unliquidated.

"Material Adverse Effect" means event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the ability of the Parties to consummate the transactions contemplated hereby on a timely basis.

“Order” means a judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority or Judicial Authority.

"Ordinary Shares" has the meaning set forth in the preambles.

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“Party” means the Purchaser or any of the Sellers.

“Person” means an individual or a firm, corporation, sole proprietorship, partnership, company, joint stock company, limited liability company, trust, joint venture, association, unincorporated organization, union, joint account, Group, Governmental Authority, Judicial Authority or other group, entity, concerted action or association of any kind.

“Proceeding” means an action, suit, arbitration, mediation, litigation, hearing, investigation, inquiry or other proceeding of any kind by, before or involving any Governmental Authority or any Judicial Authority.

"Purchaser" has the meaning set forth in the title.

“Representative” of a Person means any of the controlling persons, trustees, general partners, managers, directors, officers, employees, representatives, advisors, attorneys, consultants, accountants, nominees, proxyholders and agents of such Person or any of the other persons performing equivalent roles.

"RRDT" has the meaning set forth in the title.

“SEC” means the Securities and Exchange Commission.

"Securities" has the meaning set forth in the preambles.

"Sellers" has the meaning set forth in the title.

“Subsidiary” means, with respect to a Person, any other Person which, directly or indirectly, is a controlled Affiliate of such Person.

"Tendered Securities" has the meaning set forth in Section 2.

“Transfer” means, with respect to the Securities, grant a proxy or power of attorney in respect thereof, enter into a voting trust or agreement in respect of such Securities, deposit such Securities with a depositary, contribute such Securities to any entity, appoint an agent in respect of such Securities, or assign, transfer, sell, donate, bequeath or otherwise dispose of such Securities or allow or authorize another Person to exercise or control rights or powers of or over such Securities, by any means, whether voluntary or involuntary and including (i) by merger or consolidation of or other Business Combination involving, or by direct or indirect transfer of ownership of, an entity that holds such Securities, (ii) in connection with any Proceeding under any Law relating to bankruptcy, insolvency or the rights of creditors generally and (iii) by operation of Law.

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23. Interpretation. Unless otherwise stated in this Agreement:

(a) the words “hereof,” “hereby” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision;

(b) the words “includes” and “including,” and correlative words, are deemed to be followed by the phrase “without limitation”;

(c) the word “written” and the phrase “in writing,” and correlative words and phrases, include e-mail, pdf and facsimile or electronic transmissions;

(d) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular and plural forms of a word have correlative meanings;

(e) the word “or” is not exclusive;

(f) the words “will” and “shall” have the same meaning and effect;

(g) the word “vote” includes taking action by written consent in lieu of a meeting and the phrase “casting a vote,” and correlative words and phrases, includes executing or delivering such a written consent or executing, delivering or exercising a ballot, proxy or power of attorney, giving voting instructions online and equivalent actions;

(h) references to any Contract or Order mean such Contract or Order as amended and, in the case of any Law, mean such Law as amended, supplemented or modified and any successor Law and, in the case of any Contract, includes all side letters, exhibits, annexes, schedules and documents attached or related thereto, incorporated therein or constituting a part thereof;

(i) references to a Section or Schedule mean a Section of or a Schedule to this Agreement;

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(j) references to “amendments” of a Contract or other document, and correlative terms, include amendments, modifications, supplements, novations, waivers, releases, discharges and other changes to such Contract or document;

(k) references to the “election” and “appointment” of a director have the same meaning; references to a “board of directors” of a Person include the board of directors or other governing body or authority (including a general partner) performing similar functions of such Person; references to an “officer” or “director” of a Person include an officer, director, general partner, executive, manager or trustee of such Person or an individual performing similar functions for such Person; the words “stockholder” and “shareholder” are synonymous; references to the “stockholders” or “shareholders” of a Person include the stockholders, shareholders and other owners of equity interests (including partners and members) of such Person; and references to “shares” of or in a Person include shares and equity interests (including partnership and membership interests) of any kind of or in such Person; and

(l) capitalized terms that are correlative to terms defined in Section 22 shall have correlative meanings.

24. No Consequential Damages. No Party be liable for punitive, consequential, special, indirect or incidental damages arising out of a breach of this Agreement, even if informed of the possibility of such damages in advance.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above.

SELLERS:

Acorn Composite Corporation

By:	/s/ Robert W. Roche, Sr.
Name:	Robert W. Roche, Sr.
Title:	President

The Robert W. Roche 2009 Declaration OF Trust

By:	/s/ Robert W. Roche, Sr.
Name:	Robert W. Roche, Sr.
Title:	Trustee

The Felicitas Trust

By:	/s/ Edward J. Roche, Jr.
Name:	Edward J. Roche, Jr
Title:	Trustee

By:	/s/ Joseph Cachey, Jr.
Name:	Joseph Cachey, Jr.
Title:	Trustee

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The Grand Crossing Trust

By:	/s/ Edward J. Roche, Jr.
Name:	Edward J. Roche, Jr
Title:	Trustee

By:	/s/ Joseph Cachey, Jr.
Name:	Joseph Cachey, Jr.
Title:	Trustee

PURCHASER:

/s/ Ritsuko Hattori-Roche
Ritsuko Hattori-Roche

20

SCHEDULE A

Entity	Ordinary Shares	ADS	Total Ordinary Shares
Acorn Composite Corporation 5605 Riggins Court Second Floor Reno, NV 89502	12,052,976	50,072 (representing 1,001,440 Ordinary Shares)	13,054,416
The Robert W. Roche 2009 Declaration of Trust 11225 Gammila Drive Las Vegas, NV 89141	-	42,321 (representing 846,420 Ordinary Shares)	846,420
The Felicitas Trust 10536 S. Lorel Oak Lawn, IL 60453	-	83,791 (representing 1,675,820 Ordinary Shares)	1,675,820
The Grand Crossing Trust 10536 S. Lorel Oak Lawn, IL 60453	1,846,291	-	1,846,291
Total:	13,899,267	176,184 (representing 3,523,680 Ordinary Shares)	17,422,947